CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Due to independence matters under the Securities and Exchange Commission's auditor independence rules resulting from the change in the investment advisor to the Shelton International Select Equity Fund (the "Fund") from WHV Investments, Inc. to Shelton Capital Management, PricewaterhouseCoopers LLP ("PwC") resigned as the independent registered public accounting firm for the Fund effective April 21, 2017. Effective April 25, 2017, the Board of Trustees of FundVantage Trust (the "Trust"), upon recommendation of the Audit Committee, selected Tait, Weller & Baker LLP ("TWB") to serve as the independent registered public accounting firm for the Fund for the fiscal year ending April 30, 2017.

PwC's reports on the Fund's financial statements for the Fund's two most recently completed fiscal years ended April 30, 2016 and April 30, 2015 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended April 30, 2016 and April 30, 2015 and the subsequent interim period through April 21, 2017, (i) there were no disagreements between the Fund and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports; and (ii) there were no "reportable events" within the meaning of Item 304, paragraph (a)(1)(v), of Regulation S-K under the Securities Exchange Act of 1934, as amended ("Regulation S-K").

As indicated above, the Trust has appointed TWB as the independent registered public accounting firm to audit the Fund's financial statements for the fiscal year ending April 30, 2017. During the Fund's fiscal years ended April 30, 2016 and April 30, 2015, and the subsequent interim period through April 21, 2017, neither the Trust nor anyone on its behalf has consulted TWB on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Fund requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit to this Form N-SAR.